Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250961) pertaining to the BD Caribe LTD Savings Incentive Plan (SIP) of our report dated June 29, 2021, with respect to the financial statements of the BD Caribe LTD Savings Incentive Plan (SIP) included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

New York, New York

June 29, 2021